Exhibit 23.1

Board of Directors

Idaho General Mines, Inc.

Spokane, WA  99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of (i) our report dated March 30, 2007, on the financial statements of Idaho General Mines, Inc. as of December 31, 2006 and the period then ended, and (ii) our report dated April 12, 2007, on the financial statements of Equatorial Mining North America, Inc. as of December 31, 2006 and the period then ended, and the inclusion of our name under the heading “Experts” in the post-effective amendment No. 1 to Form SB-2 on Form S-3 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.

Spokane, Washington

May 11, 2007